EXHBIIT 10.2

PLAN OF MERGER

OF

ERMIS LABS, INC.

INTO

ICTV BRANDS INC.

This Plan of Merger is adopted by ICTV Brands Inc., a Nevada corporation (the “Company”), as of November 16, 2017 to merge the Company’s wholly-owned subsidiary, Ermis Labs, Inc., a Nevada corporation (“Ermis Labs”), with and into the Company (the “Merger”) in accordance with Section 92A.180 of the Nevada Revised Statutes (the “NRS”).

1. Merger. In accordance with Section 92A.180 of the NRS, at the Effective Time (as defined below), Ermis Labs shall be merged with and into the Company in accordance with this Plan of Merger, and the separate corporate existence of Ermis Labs shall thereupon cease. Pursuant to and simultaneously upon the consummation of the Merger at the Effective Time, in accordance with the NRS, (a) the Company shall continue as the surviving corporation in the Merger (sometime hereinafter referred to as the “Surviving Corporation”), (b) the corporate identity, existence, powers, rights and immunities of the Company as the Surviving Corporation shall continue unimpaired by the Merger, and (c) the Company shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Ermis Labs, all without further act or deed.

2. Filing of Articles of Merger; Effective Time. The Merger shall be effective at the time as provided in the Articles of Merger to be filed with the Secretary of State of the State of Nevada, which filing shall be made as soon as practicable after the date hereof. The time of such effectiveness shall herein be referred to as the “Effective Time.”

3. Articles of Incorporation of Surviving Corporation. From and after the Effective Time, the Articles of Incorporation of Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and shall continue in full force and effect until amended in accordance with the provisions provided therein or the applicable provisions of the NRS.

4. Bylaws of Surviving Corporation. From and after the Effective Time, the Bylaws of the Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, and shall continue in full force and effect until amended in accordance with the provisions provided therein or the applicable provisions of the NRS.

5. Directors and Officers of Surviving Corporation. From and after the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each such director or officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

6. Effect of Merger on Capital Stock. At the Effective Time, all shares of capital stock of Ermis Labs issued to the Company shall be cancelled and extinguished. The capital stock of the Company issued and outstanding immediately prior to the Effective Time shall be unchanged and remain issued and outstanding immediately after consummation of the Merger.

7. Amendment, Abandonment or Deferral. This Plan of Merger may be amended by the Board of Directors of the Company at any time prior to the Effective Time. At any time before the Effective Time, this Plan of Merger may be terminated and the Merger may be abandoned, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of the Company, such action would be in the best interests of the Company. In the event of termination of this Plan of Merger, this Plan of Merger shall become void and of no effect.

This Plan of Merger has been adopted as of the date set forth above.

ICTV Brands Inc.

By:	/s/ Kelvin Claney
Name:	Kelvin Claney
Title:	Chief Executive Officer